EXHIBIT 10.2

REIMBURSEMENT AGREEMENT

Reimbursement Agreement, dated as of March 1, 2007, is made by AEROSPACE INTEGRATION CORPORATION, a Florida corporation (“Borrower”), having its principal office in Mary Esther, Florida, in favor of NATIONAL CITY BANK, a national banking association, having its principal office at Cleveland, Ohio (the “Bank”).

WHEREAS, Borrower requested that The Industrial Development Board of the City of Albertville, Alabama (the “Issuer”) finance manufacturing facilities for it through the provisions of a lease to Borrower, pursuant to the terms of a Lease Agreement dated as of March 1, 2007 (the “Lease Agreement”), between Borrower and the Issuer; and

WHEREAS, the Issuer has agreed to provide such facilities to Borrower and to obtain the funds required for the manufacturing facilities (the “Project”) and lease by issuing its Variable Rate Industrial Development Revenue Bonds, Series 2007 (Aerospace Integration Corporation Project) in the principal amount of $10,000,000 (the “Project Bonds”), pursuant to the provisions of a Trust Indenture dated as of March 1, 2007 (the “Indenture”), from the Issuer to Branch Banking & Trust Company, as trustee (the “Trustee”); and

WHEREAS, upon the issuance of the Project Bonds, such Bonds will be sold under a Bond Purchase Agreement dated as of March 1, 2007 (the “Purchase Agreement”), among the Issuer, Borrower, and NatCity Investments, Inc., as the underwriter (the “Underwriter”); and

WHEREAS, Borrower and NatCity Investments, Inc. (the “Remarketing Agent”) are entering into a certain Remarketing Agreement dated as of March 1, 2007 (the “Remarketing Agreement”), pursuant to which the Remarketing Agent has agreed to act as “Remarketing Agent” in respect to the Project Bonds; and

WHEREAS, under the Indenture, the Issuer has assigned to the Trustee certain of the Issuer’s rights under the Lease Agreement together with the right to receive payments thereunder; and

WHEREAS, Borrower has requested the Bank to issue an irrevocable letter of credit in favor of the Trustee, in the form of Annex 1 hereto (the “Letter of Credit”) in an amount not exceeding Ten Million Two Hundred Seventy One Thousand Two Hundred Thirty Three and 00/100 Dollars ($10,271,233), (the “Letter of Credit Commitment”), which Letter of Credit is being issued pursuant to this Agreement; and

WHEREAS, to secure Borrower’s obligations to the Bank under this Agreement (a) the Issuer and Borrower will grant a leasehold mortgage on the Borrower’s leasehold interest in the Project pursuant to a Leasehold Mortgage, Security Agreement and Assignment of Lease dated as of March 1, 2007 (the “Mortgage”), (b) Borrower will grant a security interest in its personal property pursuant to a Security Agreement dated as of March 1, 2007 (the “Borrower Security Agreement”), (c) Borrower will cause MTC Technologies, Inc., an Ohio corporation (the “Guarantor”), to guarantee Borrower’s obligations hereunder pursuant to a Guaranty dated as of March 1, 2007 (the “Guaranty”), which Guaranty shall be secured by a lien on the personal property of the Guarantor pursuant to a Security Agreement dated as of March 1, 2007 (the

Annex 2 - 1

“Guarantor Security Agreement”), and (d) Borrower will indemnify the Bank, the Issuer and the Trustee for environmental liabilities arising from the Project pursuant to an Environmental Compliance and Indemnification Agreement dated as of March 1, 2007 (the “Environmental Indemnity”).

NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letter of Credit, Borrower and the Bank hereby agree as follows:

SECTION 1. Definitions. In addition to the terms heretofore defined, the following terms shall have the meanings provided below.

“Agreement” means this Reimbursement Agreement, as the same may be amended and/or restated from time to time.

“Bank Group” means the “Banks” as that term is defined in the Credit Agreement.

“Bank’s Interest Rate” means, with respect to any unreimbursed B Drawing until the date of reimbursement, a rate of interest equal to the Bank’s Prime Rate, changing when and as the Prime Rate changes, computed on the amounts of unreimbursed B Drawings from time to time outstanding, calculated on the basis of a 360-day year and on actual days elapsed.

“Bond Legislation” means the resolutions/ordinances enacted by the Issuer authorizing the issuance of the Project Bonds.

“Bond Pledge Agreement” shall mean that certain agreement, dated as of March 1, 2007, among the Bank, Borrower and the Trustee, pursuant to which Borrower has pledged to the Bank, Drawing Project Bonds which the Trustee will hold for the benefit of the Bank.

“Business Day” means any day other than a Saturday or Sunday or holiday, or other day on which banks located in the city or cities in which the corporate trust office of the Trustee responsible for administration of the Indenture, the principal office of the Remarketing Agent or the principal office of the Bank are located and authorized or required to close for general banking business or on which The New York Stock Exchange is closed.

“Commitment Fee” means the fee payable by Borrower pursuant to Section 2(a) hereof.

“Credit Agreement” means the Credit and Security Agreement made effective as of April 21, 2005, among MTC Technologies, Inc., a Delaware corporation, the Guarantor, the Bank Group, National City Bank, as lead arranger and administrative agent for the Bank Group, Branch Banking and Trust Company, as syndication agent, Keybank National Association, as co-documentation agent, and Fifth Third Bank, as co-documentation agent, as amended and as the same may be further amended and/or restated from time to time.

“Date of Issuance” means the date of issuance of the Letter of Credit.

“Drawing” means any “A Drawing”, “B Drawing” or “C Drawing”.

“A Drawing” means a drawing made by sight draft accompanied by a certificate in the form of Exhibit A to Annex 1 hereto to pay the interest payments due on the Project Bonds.

“B Drawing” means a drawing made by a sight draft accompanied by a certificate in the form of Exhibit B to Annex 1 hereto to pay a portion of the purchase price of the Project Bonds corresponding to the principal amounts of the Project Bonds being purchased pursuant to a demand tender or a mandatory tender by a holder of the Project Bonds pursuant to the Indenture, provided, however, that Project Bonds “tendered” by a holder, which Project Bonds shall also be redeemed by the Trustee as part of any redemption, shall not be subject to a B Drawing and shall not become Drawing Project Bonds.

“C Drawing” means a drawing made by sight draft accompanied by a certificate in the form of Exhibit C to Annex 1 hereto to pay the portion of the redemption price of Project Bonds corresponding to the principal amount of such Project Bonds redeemed by the Issuer pursuant to the Indenture and delivered to the Trustee for cancellation, or to pay the principal portion of the Project Bonds at their stated maturities or upon acceleration of payments due on such Project Bonds pursuant to the Indenture.

“Drawing Project Bonds” means Project Bonds purchased by Borrower, or by the Trustee for the account of Borrower, pursuant to the Bond Pledge Agreement with the proceeds of a drawing on the Letter of Credit by means of a B Drawing.

“Event of Default” means the occurrence of any of the events specified in Section 8 hereof and the passage of any period of grace as specified by Section 8.

“Expiration Date” means March 16, 2010 (which date is the “Stated Expiration Date”), or such other date as may be established pursuant to Section 18 hereof.

“Funded Indebtedness” means indebtedness which matures or which (including each renewal or extension, if any, in whole or in part) remains unpaid more than twelve (12) months after the date originally incurred.

“Ground Lease” means the Lease Agreement dated September 26, 2006, between the City of Albertville, Alabama and the Borrower, as the same may be amended or modified from time to time.

“GAAP” means generally accepted accounting principles as are in effect from time to time, and applied on a consistent basis both as to classification of items and amounts.

“Interest Payment Date” means an Interest Payment Date for the Project Bonds as defined by the Indenture.

“Interest Portion” means the Interest Portion of the Stated Amount of the Letter of Credit as provided in Section 3(a) hereof, as it may be reduced from time to time as provided by Section 15 hereof.

“Letter of Credit” means the Bank’s letter of credit to be issued in the form of Annex 1 to this Agreement.

“Letter of Credit Commitment” means the Bank’s commitment to issue the Letter of Credit in the Stated Amount.

“Letter of Credit Documents” means this Agreement, the Letter of Credit, the Bond Pledge Agreement, the Mortgage, the Borrower Security Agreement, the Guarantor Security Agreement, the Guaranty, the Environmental Indemnity, the Recognition Agreement and any instrument or agreement relating to or supplementing any of the foregoing.

“Permitted Encumbrances” means (a) liens granted in favor of the Bank, in its own capacity or as agent for the Bank Group, or any affiliate of the Bank; (b) liens permitted by Section 5.9 of the Credit Agreement; (c) liens permitted by any Letter of Credit Document, and (d) other liens permitted in writing by the Bank.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, a government or any agency or political subdivision thereof and other legal entities.

“Potential Event of Default” means an event which but for the lapse of time or the giving of notice or both would constitute an Event of Default under Section 8 hereof.

“Prime Rate” means that rate of interest publicly announced, from time to time, in Cleveland, Ohio, by the Bank, as its “Prime Rate”.

“Principal Portion” means the Principal Portion of the Letter of Credit as provided by Section 3(a) hereof, which may be reduced from time to time as provided by Section 15 hereof, or by the terms of the Letter of Credit.

“Recognition Agreement” means the Recognition, Attornment and Consent to Leasehold Mortgage by the City of Albertville, Alabama, the Issuer and the Borrower in favor of the Bank, as the same may be amended and/or restated from time to time, with respect to the Ground Lease.

“Stated Amount” means the maximum aggregate Stated Amount of the Letter of Credit as provided in Section 3(a) hereof, which may be reduced from time to time as provided in Section 15 hereof, or by the terms of the Letter of Credit.

“Tender Agent” means the Trustee.

“Termination Date” means the date on which the Trustee’s right to draw under the Letter of Credit terminates, determined as provided by the Letter of Credit.

“Transaction Documents” means the Project Bonds, the Indenture, the Lease Agreement, the Remarketing Agreement, and any other instrument or agreement relating to or supplementing any of the foregoing.

“Trustee” means Branch Banking & Trust Company, as Trustee, or any successor Trustee under the Indenture.

The terms “hereof”, “hereby”, “hereto”, “hereunder” and similar terms mean this Agreement, and the term “heretofore” means before, and the term “hereafter” means after, the effective date hereof.

SECTION 2. Commitment Fee; Amounts Payable in Respect of a Drawing; Other Fees.

(a) Borrower agrees to pay to the Bank a Commitment Fee with respect to the issuance and maintenance of the Letter of Credit from the Date of Issuance to and including the Termination Date. The Commitment Fee shall be calculated on the basis of a 360 day year and payable as follows: (x) the Commitment Fee is payable quarterly in advance, except as noted below, the first such payment to be made on the Date of Issuance, pro-rated, on actual days, for the period through May 31, 2007, and then quarterly on each June 1st, September 1st, December 1st and March 1st thereafter, or if any such day is not a Business Day, on the next succeeding Business Day, provided that the final Commitment Fee payable by Borrower shall be a prorated amount based upon the actual days remaining prior to the Expiration Date of the Letter of Credit; (y) the Commitment Fee shall be calculated on the Stated Amount in effect, including any amounts which are reinstatable on such data, and taking into account any principal redemption payments on the date the Commitment Fee is payable, at the rate of one percent (1.00%) per annum. If the Termination Date shall occur prior to the Stated Expiration Date set forth in the Letter of Credit, Borrower shall have no obligation to pay a Commitment Fee after the Termination Date. Borrower shall not be entitled to a rebate of any portion of the Commitment Fee paid to the Bank.

(b) In the event of any “A Drawing” or “C Drawing” Borrower shall on the date of such Drawing pay to the Bank a sum equal to the amount of such Drawing. Borrower shall also pay to the Bank draw fees for such drawings, annually in advance, in the amount of $1,000.

(c) In the event of any “B Drawing” under the Letter of Credit, Borrower shall, on the later of (x) the date of such Drawing, or (y) the date the Trustee delivers such proceeds of the Drawing to the Tender Agent, deliver, or cause to be delivered (i) to the Trustee as security for the obligation of Borrower to reimburse the Bank for the amount of such B Drawing and to be held by the Trustee under the Bond Pledge Agreement, Drawing Project Bonds pledged to the Bank, in an aggregate principal amount equal to the amount of the B Drawing or funds, if any, from a remarketing of the Project Bonds or any combination thereof; and (ii) to the Bank a sum equal to (x) a fee in the amount of $500 for such B Drawing.

(d) (i) If not paid earlier, on the Termination Date, Borrower shall pay to the Bank the full amount of principal and accrued interest, computed at the Bank’s Interest Rate, for amounts drawn under the Letter of Credit as B Drawings for which the Bank has not been previously reimbursed. If the Termination Date occurs for reasons other than the occurrence of the Stated Expiration Date, all such indebtedness of Borrower under this Agreement shall be immediately due and payable at the close of the Business Day on which the Termination Date occurs.

(ii) Borrower may, at any time after the Bank has honored a B Drawing and from time to time thereafter, prepay, without premium or penalty, its obligation to reimburse the Bank for the amounts of any B Drawings then outstanding, provided that (x) any such prepayment shall be accompanied by all accrued but unpaid interest to the date of prepayment on the amount being prepaid, computed at the Bank’s Interest Rate, and (y) such prepayment (exclusive of interest) shall be in the amount of $100,000 and in any integral multiple of $5,000. On the date of such prepayment, the Bank shall notify the Trustee to deliver to the Remarketing Agent, or at Borrower’s written direction, to Borrower, Drawing Project Bonds in a principal amount equal to the principal amount so prepaid. Upon receipt of such prepayment, the obligation of Borrower to reimburse the Bank for B Drawings under this Section 2(d) shall be appropriately reduced.

(iii) Prior to the Termination Date, the Trustee may notify the Bank and Borrower that Drawing Project Bonds pledged to the Bank have been remarketed, at par, and that it is delivering to the Bank the proceeds thereof, and upon receipt of such notice Borrower shall deliver to the Bank any accrued but unpaid interest on the principal amount of the Drawing Project Bonds so remarketed, at the Bank Interest Rate. Upon notification that the Project Bonds have been remarketed and receipt by the Bank of the proceeds thereof, Borrower’s obligation to reimburse the Bank for such B Drawing shall be appropriately reduced.

(iv) Monthly, on the first day of each month, and at the Termination Date, Borrower shall pay to the Bank all accrued but unpaid interest, computed at the Bank Interest Rate, on the amounts of any B Drawings for which the Bank has not been reimbursed in full.

(e) Borrower hereby agrees to pay to the Bank:

(i) interest, payable on demand, on any and all amounts not paid by Borrower when due under this Section of this Agreement from the date such amounts become due until payment in full, such interest at a fluctuating interest rate per annum (computed on the basis of a year of 360 days but calculated on the actual number of days outstanding) equal to two percent (2%) per annum in excess of the Prime Rate, changing when and as said Prime Rate changes; provided, however, that this Section 2(e)(i) shall not apply to amounts due but not yet payable or amounts representing accrued interest under Section 2 (d) hereof;

(ii) upon each transfer of the Letter of Credit in accordance with its terms and as a condition thereto, a fee in the amount of $1,000 plus such amount as shall be necessary to cover the costs and expenses of the Bank incurred in connection with such transfer;

(iii) on demand, all out-of-pocket costs, fees and expenses reasonably incurred by the Bank in connection with the issuance or sale of the Project Bonds or the preparation or execution of any documents or opinions related thereto; and

(iv) on demand, any and all reasonable expenses, to the extent permitted by law, incurred by the Bank in enforcing any of its rights under this Agreement.

(f) (i) If any law or regulation or any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall impose, modify or deem applicable any reserve, special deposit, risk-based capital requirement or similar requirement which would impose on the Bank any additional costs (A) generally upon the issuance or maintenance of so called “stand-by” letters of credit by the Bank, or (B) specifically in respect of this Agreement or the Letter of Credit, and the result of such imposition of additional costs upon either clause (A) or (B) above shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, (x) within thirty (30) days of the Bank’s obtaining knowledge of such change in law, regulations or interpretation thereof, the Bank shall so notify Borrower, and (y) within thirty (30) days of receipt of such notice from the Bank, accompanied by a certificate as to such increased cost, Borrower shall pay, computed as of the effective date of such change or interpretation, all additional amounts which are necessary to compensate the Bank for such increased cost incurred by the Bank. The certificate of Bank as to such increased costs shall show the manner of calculation and shall be conclusive (absent manifest error) as to the amount thereof.

(ii) If any such law, regulation, or change in law, regulation or interpretation shall eliminate, modify or deem inapplicable any such reserve, risk-based capital requirement, special deposit or similar requirement, the result of which is to relieve the Bank from any costs imposed on the date of this Agreement (or hereafter imposed as to which the Bank has charged Borrower additional amounts pursuant to Section 2(f) (i) above) either (A) generally upon the issuance or maintenance of so called “stand-by” letters of credit by the Bank, or (B) specifically in respect of this Agreement or the Letter of Credit, and the result of such relief of costs shall be to decrease the cost to the Bank of issuing or maintaining the Letter of Credit, then, within thirty (30) days of the Bank’s obtaining knowledge of such change in law, regulations or interpretation thereof, the Bank shall so notify Borrower, accompanied by a certificate as to such decreased costs, and shall pay to Borrower, computed as of the effective date of such change or interpretation, such amounts as have been paid by Borrower since the effective date of such change as are attributable to such decrease in cost.

(iii) without limiting the generality of the foregoing, if:

(a) at any time any governmental authority shall require National City Corporation or Bank to maintain, as support for the subject commitment, capital in a specified minimum amount that either is not required or is greater than that required at the date of this Agreement, whether the requirement is implemented pursuant to the “risk-based capital guidelines” published at 54 F.R. 4168 and 54 F.R. 4186 or otherwise, and

(b) as a result thereof the rate of return on capital of National City Corporation or Bank or both (taking into account their then policies as to capital adequacy and assuming full utilization of their capital) shall be directly or indirectly reduced by reason of any new or added capital thereby allocable to the subject commitment, then and in each such case Borrower shall, on Bank’s demand, pay Bank as an additional fee such amounts as will in Bank’s reasonable opinion reimburse National City Corporation and Bank for any such reduced rate of return.

Each demand by Bank for payment pursuant to this section (f) shall be accompanied by a certificate setting forth the reason for the demand for payment, the amount to be paid, and the computations and assumptions in determining the amount, which certificate shall be presumed to be correct in the absence of manifest error. In determining the amount of any such payment, Bank may use reasonable averaging and attribution methods.

(iv) If (A) at any time any governmental authority shall reduce any requirement in effect as of the date of this Agreement (or that may hereafter be imposed and as to which the Bank has required Borrower to pay an additional fee under Section 2 (f) (iii) above) to maintain, as support for the subject commitment, capital in a specified amount, and (B) as a result thereof the rate of return on capital of National City Corporation or Bank or both (taking into account their then policies as to capital adequacy and assuming full utilization of their capital) shall be directly or indirectly increased by reason of any capital no longer allocable to the subject commitment, then and in each such case, the Bank shall reduce Borrower’s Commitment Fee by such amount as will maintain the rate of return to the Bank which is in effect as of the date of this Agreement, and shall reimburse Borrower for any amount paid by Borrower after the effective date of such governmental action, which is in excess of the amount necessary to provide the Bank with the rate of return to the Bank in effect on the date of this Agreement.

(g) At or prior to the date of issuance of the Letter of Credit, Borrower shall pay to the Bank, an issuance fee of $2,500 and reimburse the Bank for the fees and expenses of the Bank’s counsel. Annually, commencing March 1, 2008, Borrower shall pay to the Bank a Letter of Credit maintenance fee equal to $2,000.

(h) All payments by Borrower to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank’s office at 23000 Millcreek Boulevard, Highland Hills, Ohio 44122.

SECTION 3. Letter of Credit Commitment of Bank; Conditions Precedent to the Issuance of the Letter of Credit.

(a) Agreement of Bank. Subject to the terms and conditions of this Agreement, the Bank agrees to issue its Letter of Credit in an aggregate amount, the “Stated Amount” which shall be Ten Million Two Hundred Seventy One Thousand Two Hundred Thirty Three and 00/100 Dollars ($10,271,233), of which (1) an amount not exceeding Ten Million Dollars ($10,000,000) (the “Principal Portion”) may be drawn by the Trustee with respect to payment of the principal portion of the Project Bonds, at their maturity, by acceleration or otherwise, or payment of the portion of redemption or ‘tender’ purchase price corresponding to the principal of the Project Bonds, and (2) an amount not exceeding Two Hundred Seventy One Thousand Two Hundred Thirty Three and 00/100 Dollars ($271,233) (the “Interest Portion”) may be drawn by the Trustee with respect to the payment of accrued interest, or to the portion of redemption price corresponding to accrued interest on the Project Bonds equal to one hundred ten (110) days’ interest (computed on the basis of a 365-day year) with respect to the Project Bonds (computed at an assumed rate of nine percent (9%) per annum) on or prior to their stated maturity date, any and all such drawings to be made prior to 10:30 A.M. Cleveland, Ohio, time on the Business Day which is the Expiration Date. All payments on the Letter of Credit shall be made with the Bank’s funds, and no such payments shall be made with funds furnished by Borrower.

(b) Conditions Precedent to Issuance of Letter of Credit. It shall be a condition precedent to the issuance by the Bank of its Letter of Credit that:

(i) the Bank shall have received on or before the Date of Issuance the following, in form and substance satisfactory to Bank:

(A) opinions addressed to the Bank of Roy S. Goldfinger, P.C., as Bond Counsel (or a reliance letter with respect to the same), Jones Day, as co-counsel to Borrower and counsel to the Guarantor, Roy S. Goldfinger, P.C., as co-counsel to Borrower, and Gullahorn & Hare, P.C., counsel to the City of Albertville, Alabama, in form and substance satisfactory to the Bank;

(B) copies of the Indenture, the Lease Agreement, the Letter of Credit Documents, the Bond Purchase Agreement and the Remarketing Agreement executed by all parties thereto;

(C) with respect to the collateral described in the Borrower Security Agreement and the Guarantor Security Agreement, (i) U.C.C. financing statements satisfactory to the Bank; (ii) the results of U.C.C. lien searches, satisfactory to Bank; and (iii) the results of federal and state tax lien and judicial lien searches, satisfactory to Bank;

(D) evidence satisfactory to the Bank of the insurance required by the Letter of Credit Documents and the Ground Lease, with the Bank listed as loss payee and additional insured;

(E) With respect to the Project and the Mortgage:

(1) a loan policy of title insurance issued to the Bank (the “Title Policy”) by a title company acceptable to the Bank (the “Title Company”), in an amount equal to the Letter of Credit Commitment insuring the Mortgage to be a valid, first-priority lien on Borrower’s leasehold interest in Project, free and clear of all defects and encumbrances except for Permitted Encumbrances, with such endorsements and affirmative insurance as the Bank may require, including without limitation:

(a) the deletion of all so-called “standard exceptions” from such policy;

(b) a so-called “comprehensive” endorsement in form and substance acceptable to Bank;

(c) affirmative insurance coverage regarding access, compliance with respect to restrictive covenants and any other matters to which Bank may have objection or require affirmative insurance coverage;

(d) the results of a federal tax lien search in the county wherein the Project is located and Borrower has its principal place of business; and

(e) a special letter of credit endorsement on the Bank’s form;

(2) a current survey of the Project site prepared by a licensed surveyor acceptable to the Bank, certified to the Bank and the Title Company pursuant to a certificate of survey acceptable to the Bank. Such survey shall be in form and substance acceptable to the Bank, in its sole discretion, shall be made in accordance with minimum Alabama standards and be sufficient in form and substances to permit the title insurer to remove the so-called “survey exception” from the Title Policy;

(3) a building permit for the construction of the buildings to be located on the Project site; and

(4) evidence to the satisfaction of Bank, in their sole discretion, that no portion of the Project site is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency.

(F) payment in full of the Commitment Fee due on the Date of Issuance pursuant to Section 2(a) hereof and any issuance fee and documentation fee due pursuant to section 2(g) hereof;

(G) officer’s certificates certifying the names of the officers of Borrower and the Guarantor authorized to sign the Letter of Credit Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors of Borrower and the Guarantor evidencing approval of the execution and delivery of the Letter of Credit Documents to which Borrower or the Guarantor, as the case may be, is a party, and (ii) certified copies of the articles of incorporation and code of regulations or by-laws, as applicable, of Borrower and the Guarantor, as amended and as in effect on the Date of Issuance;

(H) good standing certificates for Borrower and the Guarantor, issued on or about the Date of Issuance, by the Secretary of State in the states where Borrower and the Guarantor are incorporated and, in the case of Borrower, the State of Alabama where Borrower is qualified as a foreign entity;

(I) a participation agreement with each member of the Bank Group in form and content satisfactory to the Bank pursuant to which such member of the Bank Group acquires a participation in the Letter of Credit equal to its pro rata share (based upon its overall commitment percentage) of the Debt (as defined in the Credit Agreement); and

(J) such other documents, instruments, approvals (and, if required by Bank, certified duplicates of executed copies thereof) and opinions as the Bank may reasonably request.

(ii) On the Date of Issuance:

(A) the Transaction Documents and the Letter of Credit Documents shall be in full force and effect;

(B) no material adverse change shall have occurred in the financial condition or operations of Borrower.

(iii) The following statements shall be true and correct on the Date of Issuance:

(A) the representations and warranties contained in Section 5 hereof are correct in all material respects on and as of the Date of Issuance as though made on and as of such date; and

(B) no Event of Default or Potential Event of Default has occurred and is continuing, or would result from the issuance of the Letter of Credit or Borrower’s execution of this Agreement.

SECTION 4. Obligations Absolute. The obligations of Borrower and the Bank under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Letter of Credit, under all circumstances whatsoever, including without limitation the following circumstances:

(a) any lack of validity or enforceability of any of the Transaction Documents or the Letter of Credit Documents, or any other document;

(b) any amendment or waiver of or any consent to departure from all or any of the Transaction Documents;

(c) the existence of any claim, set-off, defense or other rights which Borrower or any other person may have at any time against the Trustee, or any successor trustee, any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank (other than the defense of payment to the Bank in accordance with the terms of this Agreement) or any other person or entity, whether in connection with this Agreement, the Transaction or Letter of Credit Documents or any unrelated transaction; or

(d) any statement or representation contained in any draft or certificate presented to the Bank, in connection with the request that the Bank issue the Letter of Credit, which proves to be untrue or inaccurate in any material respect.

SECTION 5. Representations and Warranties. Borrower represents and warrants to the Bank as follows:

(a) Borrower is a corporation organized and existing under the laws of the State of Florida and is in good standing under the laws of the State of Florida and has all requisite power and authority to conduct its businesses, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement, the Letter of Credit Documents and the Transaction Documents to which it is or is to be a party.

(b) The execution, delivery and performance by Borrower of this Agreement, the Letter of Credit Documents and the Transaction Documents to which it is or is to be a party have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of Borrower which has not been obtained, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of its articles of incorporation or by-laws, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected. Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award and is not aware of any default under any such indenture, agreement, lease or instrument the effect of which default could be materially adverse to Borrower or to the ability of Borrower to perform its obligations hereunder.

(c) No authorization, consent, approval or license of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any specifically granted exemption from any of the foregoing which has not been obtained, is or will be necessary to the valid execution, delivery or performance by Borrower of this Agreement or any of the Letter of Credit Documents or Transaction Documents to which it is or is to be a party, except any building and accompanying permits relating to the Project not yet obtainable.

(d) This Agreement, the Letter of Credit Documents and the Transaction Documents to which it is or is to be a party are legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect from time to time relating to or affecting the enforcement of creditors’ rights.

(e) Except as previously disclosed in writing to the Bank, there are no actions or proceedings pending before any court, governmental agency or arbitrator against or directly involving Borrower and, to the best of Borrower’s knowledge, there is no threatened action or proceeding affecting Borrower or any of its properties before any court, governmental agency or arbitrator which, in any case, may materially adversely affect the financial condition or operations of Borrower.

(f) The Project is and will remain in compliance in all material respects with all applicable zoning, building, health, traffic, environmental, safety, and other laws, regulations, and ordinances and any private covenants and restrictions applicable to the Project, including any regulations or requirements of the Federal Aviation Administration.

SECTION 6. Affirmative Covenants. So long as the Termination Date has not occurred or any amount is due and owing to the Bank hereunder, Borrower will, unless the Bank shall otherwise consent in writing:

(a) Preservation of Existence, Etc. Preserve and maintain its existence as a Florida corporation duly qualified to transact business in the State of Alabama and its rights, franchises and privileges under the laws of the State of Florida.

(b) Compliance with Laws, Etc. Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, non-compliance with which would materially adversely affect the ability of Borrower to perform its obligations hereunder, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith and any reserves required by GAAP are being maintained in connection therewith.

(c) Visitation Rights. At any reasonable time from time to time and as may be reasonably requested, permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the financial records and books of account of, and visit the Project and with any of Borrower’s respective officers and members; provided, that from time to time Borrower’s facilities located at the Project site and/or books and records may contain classified information, data, projects and/or systems and thus the Bank’s access is and at all times will be subject to the rules and regulations of the United States Defense Security Service, including, without limitation, requirements to be escorted in the facilities; provided, further, that, Section 17 hereof notwithstanding, the reasonable costs and expenses incurred by the Bank or its agents or representatives in connection with any such examinations, copies, abstracts, visits or discussions occurring or made prior to the occurrence of an Event of Default shall be for the account and the expense of the Bank.

(d) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of financial transactions and the assets and business of Borrower in accordance with GAAP consistently applied.

(e) Reporting Requirements. Furnish to the Bank the following:

(i) as soon as possible and in any event within five (5) days after Borrower learns of the occurrence of each Event of Default or each Potential Event of Default, continuing on the date of such statement, a statement of the chief financial officer or appropriate individual designated by Borrower (or in his absence, an authorized officer) of Borrower setting forth details of such Event of Default or Potential Event of Default and the action which Borrower proposes to take with respect thereto;

(ii) financial statements as follows:

(A) Within ninety (90) days from the end of each fiscal year, financial statements of Borrower for the fiscal year then ended and related statements of revenue and expenses and changes in financial position for the fiscal year then ended, all prepared on a consistent basis with those used in the preparation of the financial statements as of the prior report, and all in form and substance reasonably satisfactory to the Bank.

(B) Quarterly, within forty-five (45) days after the end of each fiscal quarter, internally generated financial statements, in form and substance reasonably satisfactory to the Bank, and certified to be true and correct by the chief financial officer or other authorized officer of Borrower.

(C) Such other financial information concerning Borrower, or the Guarantor, as the Bank may, from time to time, reasonably require.

(f) Fixed Assets and Equipment. Maintain all fixed assets and equipment in good working order and condition, ordinary wear and tear excepted.

(g) Notices. Borrower shall cause its chief financial officer, or in his absence another individual designated by Borrower, to give Bank prompt written notice whenever:

(i) any litigation or proceeding shall be brought against Borrower before any court or administrative agency, which, if successful, might have a material adverse effect on Borrower, or

(ii) he reasonably believes that any default under this Agreement or any default under any Funded Indebtedness in excess of $1,000,000 has occurred and remains uncured beyond any applicable grace period or that any representation or warranty hereunder shall for any reason have ceased in any material respect to be true and complete.

SECTION 7. Negative Covenants. So long as the Termination Date has not occurred or any amount is due and owing to the Bank hereunder, unless the Bank shall otherwise consent in writing, which consent shall not be unreasonably withheld, Borrower agrees:

(a) not to enter into or consent to any amendment of the Transaction Documents without the prior written consent of the Bank; and

(b) not to request a disbursement from the Project Fund (as defined in the Indenture) if an Event of Default shall have occurred and be continuing.

SECTION 8. Events of Default. The occurrence of any of the following events shall be an “Event of Default” hereunder unless waived by the Bank pursuant to Section 9 hereof:

(a) Borrower shall fail to pay to the Bank when due any amount specified in paragraph (a), (b), (c) or (e) of Section 2 hereof or fail to perform any terms thereof and such amount shall remain unpaid for five (5) days after Borrower’s receipt of written notice from Bank; or

(b) Borrower shall fail to pay to the Bank when due any amount specified in paragraphs (d) or (f) of Section 2 hereof or Sections 13 or 17 hereof, or any other provision of any Letter of Credit Document, and such amount shall remain unpaid for five (5) days after Borrower’s receipt of written notice from the Bank; or

(c) any representation or warranty made by Borrower pursuant to Section 5 hereof or in any certificate, financial or other statement furnished by Borrower pursuant to this Agreement shall prove to have been incorrect in any material respect when made and would result in a material adverse change in the financial position of Borrower, or Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 7 and such adverse change or failure to perform shall remain in effect for a period of thirty (30) days after Borrower’s receipt of written notice from the Bank; or

(d) Borrower shall fail to perform or observe any other term, covenant or agreement contained herein, or in the Letter of Credit Documents and any such failure which can be remedied shall remain unremedied for 30 days after written notice thereof shall have been given to Borrower by the Bank; provided, however, such cure period may be extended for a reasonable period of time (up to 60 additional days) if Borrower has commenced and is diligently pursuing a cure; or

(e) final uninsured judgment for the payment of money shall be rendered against Borrower or the Guarantor, in excess of $500,000, and such judgment shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed;

(f) Borrower or the Guarantor shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) have an order for relief entered in any case commenced by it under the federal bankruptcy laws, as now or hereafter in effect; (iii) commence a proceeding under any federal or state bankruptcy, insolvency, reorganization or similar law, or have such a proceeding commenced against it and either have an order of insolvency or reorganization entered against it or have the proceeding remain undismissed and unstayed for ninety (90) days; (iv) make an assignment for the benefit of creditors; or (v) have a receiver or trustee appointed for it or for the whole or any substantial part of its property. The declaration of an Event of Default under this subsection and the exercise of remedies upon any such declaration shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding such declaration of exercise during the pendency of or immediately following any bankruptcy, liquidation, or reorganization proceedings;

(g) the occurrence of an “event of default” or an “Event of Default” under any of the Transaction Documents or the Letter of Credit Documents, subject to any applicable cure or grace periods contained therein;

(h) the occurrence of an “event of default” by Borrower or the Guarantor under any other document or instrument for Funded Indebtedness in a principal amount in excess of $1,000,000 which has not been cured as provided for therein;

(i) the occurrence of an Event of Default under the Credit Agreement; or

(j) the amendment or modification of the Ground Lease in any material respect without the prior written consent of the Bank or the occurrence of a breach or violation by Borrower of any provision of the Ground Lease which, after the elapse of any applicable grace period, would allow the City of Albertville, Alabama to terminate the Ground Lease.

Upon the occurrence and continuation of an Event of Default hereunder, the Bank may, in its sole discretion, but shall not be obligated to (i) by notice to Borrower and the Trustee, declare a default under this Agreement and direct the Trustee to accelerate payment of the Project Bonds and (ii) pursue any other remedy permitted to the Bank under this Agreement, the Letter of Credit Documents or the Transaction Documents or otherwise.

SECTION 9. Amendments, Etc. No amendment, waiver, modification or release of any provision of this Agreement nor consent to any departure by Borrower therefrom shall in any event be effective, irrespective of any course of dealing with any of the parties hereto, unless the same shall be in writing and signed by the Bank, and then such amendment, waiver, modification or release shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10. Notices. All notices and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it registered or certified mail, return receipt requested, addressed to it at Aerospace Integration Corporation, c/o MTC Technologies, Inc., 4032 Linden Avenue, Dayton, Ohio 45432, Attention: Bruce Teeters, Esq. or if to the Bank, mailed or delivered to it registered or certified mail, return receipt requested, addressed to it at 23000 Millcreek Boulevard, Highland Hills, Ohio 44122, Attention: International Department, Letter of Credit Section, with a copy simultaneously to the attention of Neal Hinker, Senior Vice President, National City Bank, 6 North Main Street, Locator 21-2200, Dayton, Ohio 45412-2200, or such further address as shall be designated by such party in a written notice to the other party. All such notices and other communications may also be hand delivered.

SECTION 11. No Waiver; Remedies. No failure on the part of the Bank or Borrower to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12. Disbursements from Project Fund. The Bank shall approve all disbursements from the Project Fund and may place commercially reasonable conditions on such approval, including such conditions as it would typically place on the advances of construction loan proceeds in the ordinary course of its banking business. Subject to Section 6(c) hereof, the Bank or its agents may from time to time, at the expense of Borrower, conduct a physical inspection of the Project site and the construction of the Project to determine whether any such conditions are required.

SECTION 13. Indemnification. To the extent permitted by law, Borrower hereby indemnifies and holds harmless the Bank from and against any and all claims, damages, losses, liabilities, reasonable costs and expenses whatsoever (including reasonable attorney’s fees) which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit; provided, that Borrower shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, directly caused by (a) the misconduct or negligence of the Bank, (b) the Bank’s providing incorrect or misleading or allegedly incorrect or misleading information to the Underwriter for inclusion in the Official Statement, or (c) the Bank’s wrongful failure to pay under the Letter of Credit after the actual physical presentation to it at the Letter of Credit Section of the International Division by the Trustee (or a successor trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit.

SECTION 14. Continuing Obligation. This Agreement is a continuing obligation and shall (a) be binding upon the Bank and Borrower, their successors and assigns, and (b) inure to the benefit of and be enforceable by the Bank and Borrower and their successors and, to the extent not limited herein, their assigns; provided, however, that Borrower may not assign all or any part of this Agreement without the prior written consent of the Bank, which consent shall not be unreasonably withheld or unreasonably delayed. The Bank reserves the right to sell participations in the rights under this Agreement. The Bank may not assign its rights hereunder without the prior written consent of Borrower, which consent will not be unreasonably withheld or delayed, provided that nothing in the foregoing shall preclude the Bank from selling to other financial institutions participations consisting of undivided pro rata interests in the Letter of Credit.

SECTION 15. Transfer of Letter of Credit; Reduction or Termination of Letter of Credit Commitment; Reinstatement of Letter of Credit and Related Matters.

(a) The Letter of Credit may be transferred in accordance with the provisions set forth therein.

(b) If the aggregate principal amount of Project Bonds outstanding under the Indenture shall be reduced by reason of redemption and cancellation of the Project Bonds, the Bank shall reduce the Stated Amount of the Letter of Credit by an amount equal to the sum of the principal amount of Project Bonds redeemed and cancelled plus with respect to the Interest Portion an amount equivalent to one hundred ten (110) days’ interest (computed on the basis of a 360 day year) on the corresponding principal amount of Project Bonds redeemed and cancelled (at a rate of nine percent (9%) per annum). Except as provided in Section 15(c), such partial reduction of the Stated Amount of the Letter of Credit shall be effective on the date of redemption of the Project Bonds and shall be in a minimum amount of five thousand dollars ($5,000) with respect to the unpaid principal amount of the Project Bonds plus interest.

(c) It shall be a condition to any irrevocable partial reduction of the Stated Amount of the Letter of Credit pursuant to Section 15(b) hereof, that the Trustee either (i) surrender the outstanding Letter of Credit to the Bank, and accept from the Bank a substitute irrevocable letter of credit in the form of Annex 1 hereto, dated such date, for a Stated Amount equal to the sum of the Principal Portion as reduced plus (x) an amount of Interest Portion equal to one hundred ten (110) days’ interest (computed on the basis of a 360 day year) on such Principal Portion, computed at the rate of nine percent (9%) per annum (also less the amount of any drawing under the Letter of Credit which has not been reinstated under Section 15(d) hereof) but otherwise having terms identical to the then outstanding Letter of Credit or (ii) accept an amendment reflecting such reduction.

(d) (i) Upon any B Drawing, the obligation of the Bank to honor demands for payment under the Letter of Credit will be reinstated to the amount available to be drawn immediately before such Drawing, (A) upon receipt of a written Certificate for a B Drawing, appropriately completed by the Trustee along with any funds, if any, held by the Trustee, and (B) upon remarketing of the Project Bonds by the Remarketing Agent.

(ii) On the sixth day following the honoring of any A Drawing, the obligation of the Bank to honor demands for payment under the Letter of Credit for interest due on the outstanding Project Bonds will be automatically reinstated to the full amount of the Interest Portion; provided that the Interest Portion of the Stated Amount of the Letter of Credit shall not be so reinstated if (A)(1) the Bank has not been reimbursed in full for such drawing or in full for a previous or subsequent drawing under the Letter of Credit (other than a B Drawing) or (2) an Event of Default hereunder shall have occurred and then be continuing and (B) the Bank shall have notified the Trustee in writing on or prior to the close of business on the fifth day following the day on which such drawing was honored that the Interest Portion of the Stated Amount of the Letter of Credit shall not be reinstated. Failure of the Bank to deliver, within the time stated, notice by telephone and confirmed in writing that the amount has not been reinstated, shall be deemed to mean the amount drawn has been reinstated in full. Notwithstanding the Bank’s delivery of a certificate providing that the reinstatement has not occurred, the Bank may thereafter present a new certificate reinstating the amount of such drawing as a part of the available Stated Amount.

SECTION 16. Liability of the Bank. Borrower assumes all risks of the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit or proceeds of any draw thereunder. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or its proceeds or for any acts or omissions of the Trustee and any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, inaccuracy of any of the statements or representations contained in drafts or certificates relating to such Letter of Credit or of any endorsement(s) thereon made by a person other than the Bank, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, and may assume the genuineness and rightfulness of any signature thereon, without responsibility for further investigation; provided, that if the International Department, Letter of Credit Section of the Bank shall receive written notification from the Trustee and Borrower that documents conforming to the terms of the Letter of Credit to be presented to the Bank are not to be honored, the Bank agrees that it will not honor such documents and Borrower shall hold the Bank harmless from such failure to honor.

SECTION 17. Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the administration of this Agreement and any other documents which may be delivered in connection with this Agreement, including, without limitation, to the extent permitted by law, the reasonable fees and expenses of counsel for the Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement in addition thereto, and all costs and expenses, if any, including but not limited to the reasonable fees and expenses of counsel in connection with the enforcement of this Agreement and such other documents which may be delivered in connection with this Agreement. In addition, Borrower shall pay any and all taxes and fees payable or determined to be payable, to governmental third parties in connection with the execution, delivery, filing and recording of this Agreement and such other documents which may be delivered in connection with this Agreement, and the issuance and sale of the Project Bonds and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, provided, that the Bank agrees promptly to notify Borrower of any such taxes and fees.

SECTION 18. Letter of Credit Extension. The Letter of Credit will expire on the earlier of (i) March 16, 2010, which is the Stated Expiration Date, or (ii) the Termination Date, determined as provided by the Letter of Credit.

Borrower may request the Bank to extend the Stated Expiration Date of the Letter of Credit from time to time as provided in the Letter of Credit. If the Stated Expiration Date is extended, the terms and conditions hereof, unless the Bank and Borrower otherwise agree in writing, and the terms and conditions of the Letter of Credit, unless the Bank, Borrower and the Trustee may otherwise agree in writing, shall remain in full force and effect as if the extended Stated Expiration Date was the original Stated Expiration Date. If the Bank extends the Stated Expiration Date, it shall promptly notify the Trustee, and if the Trustee so requests, deliver to the Trustee, against simultaneous delivery by the Trustee to the Bank of the original Letter of Credit, a replacement Letter of Credit similar in all respects except the extended Stated Expiration Date, to the original Letter of Credit. Notwithstanding anything in the foregoing, the Bank shall have no obligation to extend the Stated Expiration Date of the Letter of Credit beyond the end of the Commitment Period (as defined in the Credit Agreement).

SECTION 19. Obligations of Bank. The obligations of the Bank under the Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of the Letter of Credit and this Agreement.

Borrower acknowledges that the interest rate to be paid on the Project Bonds is in part dependent upon the credit standing and rating of the Bank and National City Corporation. Borrower further acknowledges that neither the Bank nor National City Corporation shall have any responsibility or liability to Borrower for any action, failure to act, or any other reason whatsoever, which causes the interest on the Project Bonds to be paid at an increased rate or otherwise affects the marketability of the Project Bonds or the credit standing of Borrower.

SECTION 20. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio. Borrower hereby irrevocably submits to the non exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement or any Letter of Credit Document, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of Forum Non Conveniens or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 21. Headings/Counterparts. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

SECTION 22. Severability. In case any clause, provision or section of this Agreement, or in case any covenant, stipulation, obligation, agreement, act, or action, or part thereof, made, assumed, entered into, or taken under this Agreement, or any application thereof, is for any reason held to be illegal, invalid or inoperable, such illegality or invalidity or inoperability shall not affect the remainder thereof or any other clause, provision or section of this Agreement or any other covenant, stipulation, obligation, agreement, act, or action, or part thereof, made, assumed, entered into, or taken under this Agreement, which shall at the time be construed and enforced as if such illegal or invalid or inoperable portion were not contained herein. Nor shall such illegality or invalidity or inoperability or any application thereof affect any legal and valid and operable application from time to time, and each such section, provision, covenant, stipulation, obligation, agreement, act, or action, or part thereof, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent from time to time permitted by law.

SECTION 23. Anti-Tying Certification. Except as provided herein with respect to Borrower’s obligation to maintain depository accounts, if any, with Bank, the extension of credit provided for herein is neither conditioned upon nor has the Commitment Fee or other fees been based upon Borrower’s agreement to purchase other products or services from Bank. Further, Bank has not offered such extension of credit or reduction of fees.

SECTION 24. Amortization. Unless waived by the Bank in writing, Borrower shall optionally redeem Bonds pursuant to the Indenture from time to time in accordance with the schedule set forth on Annex 2 to this Agreement, as such Annex may be amended or supplemented from time to time.

SECTION 25. JURY TRIAL WAIVER. BORROWER AND BANK, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN BORROWER AND BANK ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

NATIONAL CITY BANK		AEROSPACE INTEGRATION CORPORATION

By:	/s/ Neal J. Hinker	By:	/s/ Therese C. McNea
Name:	Neal J. Hinker	Name:	Therese C. McNea
Title:	Sr. Vice President	Title:	Assistant Treasurer